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                                                               EXHIBIT (h)(2)(c)

                   AMENDMENT NUMBER 2 TO THE TRANSFER AGENCY
                             AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 1999, is made to the Transfer Agency and Service Agreement dated December 29, 1997 (the "Agreement") between Tax-Free Investments Co. (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to
Article 10 of the Agreement.

Section 2.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "2.01 For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of the Portfolio to pay the Transfer Agent an annual fee in the amount of .0125% of average daily net assets, payable monthly. Such fee and out-of-pocket expenses and advances identified under Section 2.03 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent."


     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.


                                         TAX-FREE INVESTMENTS CO.


                                         By: /s/ ROBERT H. GRAHAM
                                            ---------------------------
                                            President
ATTEST:

/s/ LISA A. MOSS
--------------------------
Assistant Secretary


                                         A I M FUND SERVICES, INC.



                                         By: /s/ JOHN CALDWELL
                                            ---------------------------
                                            President

ATTEST:

/s/ LISA A. MOSS
--------------------------
Assistant Secretary